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                                                               EXHIBIT (a)(1)(E)

                           OFFER TO PURCHASE FOR CASH
                     UP TO 1,500,000 SHARES OF COMMON STOCK
                                       OF

                            THE MIDDLEBY CORPORATION
                                       AT
                              $7.00 NET PER SHARE
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        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 22, 2000,
                         UNLESS THE OFFER IS EXTENDED.
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To Our Clients:

    Enclosed for your consideration is an offer to purchase dated October 23, 2000 and the related letter of transmittal (which together constitute the "Offer") relating to an offer by The Middleby Corporation (the "Company"), to purchase up to 1,500,000 shares of its common stock, par value $.01 per share.

    We are the holder of record of shares held for your account. A tender of any such shares can be made only by us as the holder of record and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to tender any or all such shares held by us for your account, pursuant to the terms and conditions set forth in the offer.

    Your attention is invited to the following:

    1.  The tender price is $7.00 per share, net to you in cash.

    2. The offer is being made for up to 1,500,000 shares. The Company reserves the right, in its sole discretion, to purchase additional shares of common stock in the offer.

    3. The offer is not conditioned upon any minimum number of shares of common stock being tendered.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes in connection with the purchase of shares by the Company. However, the Company intends to pay each broker through which shares are tendered pursuant to this offer a commission of $.05 for each share actually purchased as part of this tender offer.

    5. As described in the offer to purchase, if more than 1,500,000 shares have been validly tendered and not withdrawn prior to the "expiration date," as defined in Section 1 of the offer to purchase, the Company will accept shares for purchase in the following order of priority: (i) all shares validly tendered and not withdrawn prior to the expiration date by any stockholder who owned beneficially, as of the close of business on October 20, 2000, and who continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the letter of transmittal and, if applicable, the notice of guaranteed delivery; and
       (ii) after purchase of all of the foregoing shares, all other shares validly tendered and not withdrawn on or prior to the expiration date on a pro rata basis.
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    6.  If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered (due in part to the guaranteed delivery procedure as described in the offer), the Company does not expect to be able to announce the final results of such proration or pay for any shares which are accepted for payment until approximately seven business days after the expiration date. Preliminary results of proration will be announced by a press release as soon as practicable after the expiration date. Holders of shares may obtain preliminary information from the Company and may be able to obtain such information from their brokers.

    7. The offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern time, on Wednesday, November 22, 2000, unless extended.

    If you wish to have us tender any or all of your shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed.

    The offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

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                                  INSTRUCTIONS

    The undersigned acknowledges receipt of your letter enclosing the offer to purchase dated October 23, 2000 of The Middleby Corporation and the related letter of transmittal, relating to shares of its common stock, par value $.01 per share.

    This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the offer to purchase and the related letter of transmittal.

DATED: _________________________, 2000

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                                                                             SIGNATURE(S)

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                                                                       PLEASE PRINT NAME(S) AND
                                                                           ADDRESS(ES) HERE
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           NUMBER OF SHARES OF COMMON STOCK
                   TO BE TENDERED*
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*Unless otherwise indicated, it

will be assumed that all your

shares are to be tendered.

ACCOUNT NO. _____________________

                                       3